Exhibit 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 maryadams@learningtree.com

LEARNING TREE ANNOUNCES EXPECTED FOURTH QUARTER 2006 RESULTS

Reston, VA — January 4, 2007—Learning Tree International, Inc. (NASDAQ: LTRE) announced today its expected consolidated revenues and results of operations for its fourth quarter and fiscal year ended September 29, 2006. The expected results for the fiscal year include the anticipated impact of the previously announced restatement of Learning Tree’s consolidated financial statements for its fiscal year ended September 30, 2005, including the quarterly periods within that year, and for the first three quarters in its fiscal year ended September 29, 2006. All amounts presented by the Company are unaudited.

Revenues for Learning Tree’s quarter ended September 29, 2006 are expected to be $38.7 million, a 6% increase from the same quarter of the prior year. Learning Tree expects to report income from operations of $0.2 million for the fourth quarter of fiscal year 2006 compared with a loss from operations of $0.8 million (restated) for the same quarter of the prior year.

Revenues for Learning Tree’s fiscal year ended September 29, 2006 are expected to be $154.0 million compared with $151.6 million for the fiscal year ended September 30, 2005. Loss from operations for the fiscal year ended September 29, 2006 is expected to be $1.9 million compared with a loss from operations of $1.6 million (restated) for the prior year.

The results for periods other than the fourth quarter of fiscal year 2006 reflect the previously announced restatement to correct the accounting for lease termination costs relating to portions of Learning Tree’s United Kingdom Education Center and office facility that the Company ceased using. The restatement is expected to adversely affect Learning Tree’s loss from operations by approximately $0.5 million for fiscal year 2005, and adversely affect Learning Tree’s loss from operations by approximately $0.9 million for the first nine months of fiscal year 2006.

“We are pleased to be reporting a second straight quarter of year-on-year increases in both revenues and gross profit margins,” commented Learning Tree President and CEO Nicholas R. Schacht. “While our fourth-quarter results reflect some of the expected gains from our recent profitability improvement initiatives, we expect that the full impact of those changes will be achieved in future quarters. We are also excited by the recent release of our RealityPlus™ management education programs, which have received enthusiastic reviews from our participants, and which we believe represent a significant advancement in the state of the art of management education.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss fourth quarter and year end results is scheduled at 4:30 pm EST January 4, 2007. Additionally, the Company will schedule a second conference call for the purpose of answering additional questions after the filing of its Annual Report on Form 10-K. Interested parties are invited to listen to either or both conference calls by accessing the webcasts live on Learning Tree’s website www.learningtree.com. Both webcasts will also be available at www.learningtree.com for replay.